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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Sanders                      Charles A.                        T.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

       100 Europa, Suite 170
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                                   (Street)

       Chapel Hill                 North Carolina                     27514
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Edgewater Technology, Inc. (EDGW)
                                               ---------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year      January 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director        Officer                 10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)

               Director
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           1/3/00     J**              865          A        $6.938***                            D
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Common Stock          2/22/00     J**              611          A        $9.813                               D
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Common Stock          4/18/00     J**              932          A        $6.438                               D
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Common Stock          5/17/00     J**              842          A        $7.125                               D
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Common Stock          5/22/00     J**              873          A        $6.875                               D
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Common Stock          1/23/01     S*             8,174          D         $8.00           10,220              D
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** in Lieu of director's fees pursuant to the Non-Employee Director Stock Election Plan.
*  as part of the issuer's offer that expired on January 23, 2001.
***relates to stock price under the Non-Employee Director Stock Election Plan on
December 28, 1999.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $12.00
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $14.75
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $39.63
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $10.25
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $7.17
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $6.88            5/22/00             A                          5,000
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-               Amount or                     at End           Owned at      (Instr.
                               Exer-    tion       Title      Number of                     of               End of        4)
                               cisable  Date                  Shares                        Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                               (1)      10/01/01  Common Stock  10,000                                          D
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                               (2)      05/02/02  Common Stock   2,000                                          D
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                               (3)      05/11/03  Common Stock   2,000                                          D
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                               (4)      05/10/04  Common Stock   2,000                                          D
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                               (5)      09/14/04  Common Stock  10,000                                          D
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                               (6)      05/22/10  Common Stock   5,000                      31,000              D
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

Explanation of Responses:

(1) These options vest in annual increments of 33% commencing on 10/01/96.
(2) These options vest in annual increments of 33% commencing on 5/02/97.
(3) These options vest in annual increments of 33% commencing on 5/11/98.
(4) These options vest in annual increments of 33% commencing on 5/10/99.
(5) These options vest in annual increments of 33% commencing on 9/14/99.
(6) These options vest in annual increments of 33% commencing on 5/22/00.

           /s/ CHARLES A. SANDERS               2/9/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date
            Charles A. Sanders

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.